UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 14, 2016

CARE CAPITAL PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37356	37-1781195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

191 N. Wacker Drive, Suite 1200, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 881-4700

N/A
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K and Exhibits 4.1 and 4.2 to this Current Report on Form 8-K are incorporated in this Item 1.01 by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

5.125% Senior Notes due 2026

On July 14, 2016, Care Capital Properties, LP (“Care Capital LP”), a wholly owned subsidiary of Care Capital Properties, Inc. (the “Company”), issued and sold $500 million aggregate principal amount of its 5.125% Senior Notes due 2026 (the “Notes”).  The Notes were sold only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside of the United States pursuant to Regulation S, each under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes mature on August 15, 2026, unless earlier redeemed.  The Notes bear interest at a rate of 5.125% per annum, payable semi-annually in cash in arrears on February 15 and August 15 of each year, commencing on February 15, 2017.  The Notes are fully and unconditionally guaranteed on a joint and several basis by the Company and Care Capital LP’s general partner, Care Capital Properties GP, LLC (“Care Capital GP” and, together with Care Capital LP and the Company, the “CCP Entities”).

The Notes and the guarantees are the CCP Entities’ respective senior unsecured obligations, ranking equally in right of payment with all of such entities’ existing and future senior unsecured indebtedness and senior in right of payment to all of such entities’ future unsecured subordinated indebtedness.  The Notes and the guarantees will be effectively subordinated in right of payment to all of the CCP Entities’ respective future secured indebtedness to the extent of the value of the collateral securing such secured indebtedness and structurally subordinated to the indebtedness and other liabilities, including any preferred stock, of Care Capital LP’s subsidiaries.

The terms of the Notes, summarized below, are governed by the Indenture dated as of July 14, 2016 (the “Indenture”) among Care Capital LP, as issuer, the Company and Care Capital GP, as guarantors, and Regions Bank, as trustee.

Care Capital LP may, at its option, redeem the Notes at any time in whole or from time to time in part at the applicable redemption prices described below.  The redemption price for Notes that are redeemed before May 15, 2026 is equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, plus (ii) a make-whole premium.  The redemption price for Notes that are redeemed on or after May 15, 2026 is equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, and will not include a make-whole premium.

The Indenture contains certain covenants that limit the ability of Care Capital LP and its subsidiaries to, among other things, incur debt, incur secured debt and merge, consolidate or transfer all or substantially all of their assets, taken as a whole. Care Capital LP and its subsidiaries are also required to maintain total unencumbered assets of at least 150% of their unsecured debt.

The Indenture contains customary events of default including failure to make required payments, failure to comply with certain agreements or covenants, cross-defaults to certain other indebtedness in excess of specified amounts, and certain events of bankruptcy and insolvency. An event of default under the Indenture will allow either the trustee or the holders of at least 25% in principal amount of the then outstanding Notes to accelerate, or in certain cases, will automatically cause the acceleration of, the amounts due under the Notes.

The foregoing description of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed herewith as Exhibit 4.1 and incorporated in this Item 2.03 by reference.

Registration Rights Agreement

On July 14, 2016, the CCP Entities and the Initial Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the CCP Entities expect to file an exchange offer registration statement with the Securities and Exchange Commission covering an offer to the holders of the Notes to exchange the Notes and related guarantees for a new issue of substantially identical registered notes and related guarantees.  The CCP Entities have agreed to use commercially reasonable efforts to have the exchange offer registration statement become effective under the Securities Act and to complete the exchange offer not later than 60 days thereafter.  Care Capital LP is obligated to pay additional interest on the Notes if the exchange offer is not completed within 270 days after the issue date of the Notes and in other specified circumstances.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed herewith as Exhibit 4.2 and incorporated in this Item 2.03 by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

Not applicable.

(b)  Pro Forma Financial Information.

Not applicable.

(c)  Shell Company Transactions.

Not applicable.

(d)         Exhibits:

Exhibit Number	Description
4.1	Indenture dated as of July 14, 2016 by and among Care Capital LP, as issuer, the Company and Care Capital GP, as guarantors, and Regions Bank, as trustee.

4.2	Registration Rights Agreement dated as of July 14, 2016 among Care Capital LP, the Company, Care Capital GP and the initial purchasers named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARE CAPITAL PROPERTIES, INC.

Date: July 14, 2016	By:	/s/ Kristen M. Benson
Kristen M. Benson
Executive Vice President, General
Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture dated as of July 14, 2016 by and among Care Capital LP, as issuer, the Company and Care Capital GP, as guarantors, and Regions Bank, as trustee.

4.2	Registration Rights Agreement dated as of July 14, 2016 among Care Capital LP, the Company, Care Capital GP and the initial purchasers named therein.